Filed pursuant to Rule 424(b)(3)

Registration No. 333-109716

PROSPECTUS SUPPLEMENT NO. 3

TO PROSPECTUS DATED MARCH 1, 2005

(AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 10, 2005

AND PROSPECTUS SUPPLEMENT NO. 2 DATED JUNE 17, 2005)

SONTRA MEDICAL CORPORATION

14,560,000 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their pledgees, donees, transferees or other successors-in-interest in connection with the offer and sale of such securities.

This prospectus supplement updates and should be read in conjunction with the prospectus dated March 1, 2005 (as supplemented to date), which is to be delivered with this prospectus supplement. Such documents contain information that should be considered when making your investment decision. To the extent there is a discrepancy between the information contained herein and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

This prospectus supplement consists of the Quarterly Report on Form 10-QSB of Sontra Medical Corporation for the fiscal quarter ended June 30, 2005, filed with the Securities and Exchange Commission on August 9, 2005 (the “Form 10-QSB”).

Our Common Stock is traded on the Nasdaq SmallCap Market under the symbol “SONT.” On August 8, 2005, the closing sale price of our Common Stock on the Nasdaq SmallCap Market was $1.72 per share. You are urged to obtain current market quotations for the Common Stock.

Investing in our Common Stock involves a high degree of risk. See the section of the Form 10-QSB entitled “Factors That May Affect Future Results.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is August 9, 2005.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-QSB

QUARTERLY REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2005

Commission File Number: 000-23017

SONTRA MEDICAL CORPORATION

(Exact name of small business issuer as specified in its charter)

MINNESOTA	41-1649949
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10 Forge Parkway, Franklin, MA	02038
(Address of principal executive offices)	(Zip Code)

(508) 553-8850

(Issuer’s telephone number, including area code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

As of August 5, 2005, the Registrant had 22,240,412 shares of Common Stock outstanding.

Transitional Small Business Disclosure Format (Check one):    Yes  ☐    No  ☒

FORM 10-QSB INDEX

SONTRA MEDICAL CORPORATION

Consolidated Balance Sheets

	As of
	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$832,618	$2,565,244
Short term investments	6,000,000	6,950,000
Accounts receivable	—	16,821
Legal settlement receivable	—	250,000
Inventory, net of reserve for obsolescence	187,443	152,642
Prepaid expenses and other current assets	84,585	69,492

Total current assets	7,104,646	10,004,199

Property and Equipment, at cost:
Computer equipment	217,535	206,970
Office and laboratory equipment	608,854	492,377
Furniture and fixtures	14,288	14,288
Manufacturing equipment	192,521	182,210
Leasehold improvements	177,768	174,698

	1,210,966	1,070,543
Less-Accumulated depreciation and amortization	(739,970)	(655,242)

Net property and equipment	470,996	415,301

Other Assets:
Restricted Cash	29,248	38,997
Other Assets	2,000	2,000

Total other assets	31,248	40,997

Total assets	$7,606,890	$10,460,497

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$276,058	$358,530
Current portion of note payable	55,437	—
Accrued expenses	435,093	759,051

Total current liabilities	766,588	1,117,581

Note Payable, net of current portion	172,074	—

Commitments

Stockholders’ Equity:
Series A Convertible Preferred Stock, $0.01 par value, authorized 7,000,000 shares, issued and outstanding 73,334 shares at June 30, 2005 and December 31, 2004 (preference in liquidation of $79,201)	79,201	76,291
Common stock, $0.01 par value, authorized 60,000,000 shares, issued and outstanding 22,193,329 shares at June 30, 2005 and 21,935,732 shares at December 31, 2004	221,933	219,358
Additional paid-in capital	32,880,399	32,674,740
Deferred stock-based compensation	(88,192)	(244,912)
Accumulated deficit	(26,425,113)	(23,382,561)

Total stockholders’ equity	6,668,228	9,342,916

Total liabilities and stockholders’ equity	$7,606,890	$10,460,497

The accompanying notes are an integral part of these consolidated financial statements.

SONTRA MEDICAL CORPORATION

Consolidated Statements of Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Product revenue	$32,350	$2,500	$148,403	$2,500
Cost of product revenue	16,706	801	96,859	801

Gross profit	15,644	1,699	51,544	1,699

Operating Expenses:
Research and development	1,039,495	662,617	1,945,796	1,338,524
Selling, general and administrative	784,967	566,202	1,253,775	1,093,696

Total operating expenses	1,824,462	1,228,819	3,199,571	2,432,220

Loss from operations	(1,808,818)	(1,227,120)	(3,148,027)	(2,430,521)

Interest income	59,451	17,528	107,480	31,757
Interest expense	(2,005)	—	(2,005)	—

Net loss	(1,751,372)	(1,209,592)	(3,042,552)	(2,398,764)
Accretion of dividend and beneficial conversion feature on Series A Convertible Preferred Stock	(1,463)	(197,539)	(2,910)	(410,973)

Net loss applicable to common shareholders	$(1,752,835)	$(1,407,131)	$(3,045,462)	$(2,809,737)

Net loss per common share, basic and diluted	$(0.08)	$(0.09)	$(0.14)	$(0.19)

Basic and diluted weighted average common shares outstanding	22,192,296	16,146,758	22,162,144	14,428,905

The accompanying notes are an integral part of these consolidated financial statements.

Sontra Medical Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash Flows From Operating Activities:
Net loss	$(3,042,552)	$(2,398,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	84,728	78,169
Stock-based compensation expense (benefit)	(23,058)	146,486
Stock issued to 401(k) plan	259,080	194,869
Changes in assets and liabilities:
Accounts receivable	16,821	1,500,000
Legal settlement receivable	250,000	—
Decrease in restricted cash	9,749	—
Inventory	(34,801)	—
Prepaid expenses and other current assets	(15,093)	(12,978)
Accounts payable	(82,472)	708
Accrued expenses	(323,958)	(150,509)

Net cash used in operating activities	(2,901,556)	(642,019)

Cash Flows from Investing Activities:
Purchase of property and equipment	(140,423)	(131,006)
Purchases of short term investments	(4,325,000)	(500,000)
Sales of short term investments	5,275,000	500,000

Net cash provided by (used in) investing activities	809,577	(131,006)

Cash Flows From Financing Activities:
Stock issuance costs	(15,658)	—
Proceeds from note payable	237,541	—
Payments on note payable	(10,030)	—
Proceeds from the exercise of warrants	127,500	1,419,774
Proceeds from the exercise of stock options	20,000	157,136

Net cash provided by financing activities	359,353	1,576,910

Net Increase (Decrease) in Cash and Cash Equivalents	(1,732,626)	803,885
Cash and Cash Equivalents, beginning of period	2,565,244	4,868,933

Cash and Cash Equivalents, end of period	$832,618	$5,672,818

Supplemental Disclosure of Non Cash Financing Transactions:
Accretion of dividend on Series A Convertible Preferred Stock	$2,910	$116,924

Conversion of Series A Convertible Preferred Stock into common stock	$—	$6,421,666

Common stock issued for dividends on converted Series A Convertible Preferred Stock	$—	$246,283

The accompanying notes are an integral part of these consolidated financial statements.

SONTRA MEDICAL CORPORATION

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited)

(1) ORGANIZATION AND BASIS OF PRESENTATION

On June 20, 2002, the Company (previously operating under the name ChoiceTel Communications, Inc. (“ChoiceTel”)) consummated a merger with Sontra Medical, Inc. (“SMI”), pursuant to which SMI merged with and into a wholly owned subsidiary of the Company (the “Merger”). Subsequent to the consummation of the Merger, the Company changed its name to Sontra Medical Corporation and began operating in SMI’s line of business. For accounting purposes, the Merger was treated as a capital transaction and a recapitalization, whereby the historical financial statements of SMI became the historical financial statements of the Company. Accordingly, from an historical accounting perspective, the Company’s inception begins on January 29, 1996, upon the inception of SMI. The accounting treatment for the recapitalization is similar to that resulting from a business combination, except that goodwill and other intangible assets were not recorded. Because the financial statements of the Company only reflect the historical results of SMI prior to the Merger, and of the combined entities following the Merger, they do not include the historical financial results of ChoiceTel prior to the consummation of the Merger on June 20, 2002.

The accompanying consolidated financial statements include the accounts of Sontra Medical Corporation (the “Company”) and its wholly-owned subsidiary, SMI. All significant inter-company balances and transactions have been eliminated in consolidation.

The Company is a medical company engaged in the development of transdermal diagnostic and drug delivery products based on its SonoPrep® ultrasonic skin permeation technology. On an historical basis since its inception, the Company has devoted substantially all of its efforts toward product research and development, raising capital and marketing products. The Company has incurred significant losses from operations since its inception and has primarily funded these losses through issuances of equity and convertible promissory notes.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain accounting policies as described in this note and elsewhere in the accompanying financial statements.

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recorded during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the collectibility of accounts receivable, valuation of inventory, the recoverability of long-lived assets, the realizability of deferred tax assets and the fair value of equity instruments issued.

(b) Cash Equivalents and Short Term Investments

The Company considers all highly liquid investments with maturities of ninety days or less to be cash equivalents. Cash equivalents consist of money market funds as of June 30, 2005 and December 31, 2004. Short term investments consist of auction rate preferred shares and are classified as “available for sale” under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, these investments are carried at fair value which approximates cost. Restricted cash at June 30, 2005 and December 31, 2004 represents a deposit on the Company’s leased offices.

SONTRA MEDICAL CORPORATION

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited)

(c) Accounts Receivable

The Company provides credit terms to customers in connection with purchases of the Company’s products. Credit terms, for approved customers, are generally on a net 30-day basis.

Management periodically reviews customer account activity in order to assess the adequacy of the allowance provided for potential losses. Factors considered include economic conditions and each customer’s payment history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management’s best estimate of potential losses. No allowance for doubtful accounts was considered necessary at June 30, 2005 and December 31, 2004.

(d) Inventory

Inventory is valued at the lower of average cost or market on a first-in first-out (FIFO) method. There was no change in the reserve for obsolescence in the quarter or six months ended June 30, 2005.

(e) Depreciation and Amortization

The Company provides for depreciation and amortization by charges to operations for the cost of assets using the straight-line method based on the estimated useful lives of the related assets, as follows:

Asset Classification	Estimated Useful Life
Computer equipment	3 years
Office and laboratory equipment	3-5 years
Furniture and fixtures	7 years
Manufacturing equipment	5 years
Leasehold improvements	Shorter of life of lease and estimated useful life

(f) Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans generally have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them.

SONTRA MEDICAL CORPORATION

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited)

The Company applies APB No. 25 and related interpretations in accounting for stock options issued to employees and directors. Had compensation cost for the Company’s stock options issued to employees and directors been determined based on the fair value at the grant dates consistent with SFAS No. 123, the Company’s net loss and net loss per share would have been adjusted to the pro forma amounts indicated below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net loss—as reported	$(1,751,372)	$(1,209,592)	$(3,042,552)	$(2,398,764)
Add (deduct): stock-based employee compensation expense (benefit) under APB No. 25	100,625	27,745	(112,804)	122,654
Deduct: stock based employee compensation determined under SFAS 123	(1,730,771)	(252,219)	(2,042,523)	(508,360)

Pro forma net loss	(3,381,518)	(1,434,066)	(5,197,879)	(2,784,470)
Accretion of preferred stock dividend and beneficial conversion feature of preferred stock	(1,463)	(197,539)	(2,910)	(410,973)

Pro forma net loss applicable to common shareholders	$(3,382,981)	$(1,631,605)	$(5,200,789)	$(3,195,443)

Basic and diluted loss per share, as reported	$(0.08)	$(0.09)	$(0.14)	$(0.19)

Basic and diluted loss, pro forma	$(0.15)	$(0.10)	$(0.23)	$(0.22)

On May 24, 2005, the Company approved the acceleration of vesting of all outstanding unvested stock options with exercise prices equal to or greater than $1.45 per share previously awarded to its employees, including its executive officers, and its directors under the Company’s equity compensation plans. The acceleration of vesting is effective for stock options outstanding as of May 24, 2005. Options to purchase an aggregate of 1,039,438 shares of common stock (of which options to purchase an aggregate of 602,063 shares of common stock are held by executive officers of the Company and options to purchase an aggregate of 50,000 shares of common stock are held by directors of the Company) have been accelerated. The weighted average exercise price of the accelerated options is $2.04. Under the recently issued Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (“FAS 123R”), the Company will be required to apply the expense recognition provisions under FAS 123R beginning January 1, 2006. The Company believes that accelerating the vesting of the identified stock options will reduce the Company’s compensation charges in subsequent periods. There was no impact on the quarter ended June 30, 2005 since, on the modification date, the exercise price of the modified options exceeded the fair value of the common stock or the Company determined that no employees will vest in options that would otherwise have been forfeited or become unexercisable.

On July 24, 2002, the Company granted under the 1997 Long-term Incentive and Stock Option Plan an option to purchase 50,000 shares to a member of the Scientific Advisory Board with a four year vesting schedule. On May 21, 2003, the Company granted under the 2003 Stock Option and Incentive Plan an option to purchase 50,000 shares to a member of the Scientific Advisory Board with a four year vesting schedule. The Company re-measures the fair value of these options each quarter using the Black-Scholes option pricing model and records the corresponding non-cash expense throughout the vesting period of these options. As a result, for the quarter ended June 30, 2005, the Company increased additional paid-in capital by $11,000 and deferred compensation by $10,000, respectively, and recorded a non-cash compensation expense of $1,000 in the Statement of Loss.

SONTRA MEDICAL CORPORATION

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited)

On September 23, 2002, the Company repriced and/or exchanged certain options previously granted, pursuant to the Company’s equity compensation plans, to the Chief Executive Officer and Chief Financial Officer, which relate to a total of 850,000 shares of the Company’s Common Stock. The new exercise prices for these options are between $.5189 and $2.55 per share. The Company records the compensation expense over the vesting period and re-measures the intrinsic value each period throughout the life of these options. As a result, for the quarter ended June 30, 2005, the Company increased additional paid-in capital by $99,000, decreased deferred compensation by $1,000, and recorded a non-cash compensation expense of $100,000 in the Statement of Loss. This re-measurement may result in unpredictable charges or credits to the Statement of Loss, which will depend on the fair value of the Company’s Common Stock.

During the quarter ended September 30, 2003, one employee received an option with intrinsic value on the grant date of $12,000. As a result, for the three months ended June 30, 2005, the Company decreased deferred compensation by $1,000 and recorded a non-cash compensation expense of $1,000 in the Statement of Loss.

During the quarter ended June 30, 2005, the Company granted options to purchase 65,000 shares of the Company’s common stock at an exercise price of $1.52 to consultants serving on the Company’s scientific advisory board. The options were fully vested on the grant date. The fair value of these options was determined to be $83,000 which was recorded as additional paid-in capital and non-cash compensation expense in the Statement of Loss.

During the quarter ended June 30, 2005, the Company granted options to purchase 207,000 shares of the Company’s common stock at an exercise price of $1.52 to the Company’s Board of Directors. During the quarter ended June 30, 2005, a total of 13,425 shares of common stock with a fair value of $15,170 were issued to the Company’s 401(k) plan.

(g) Net Loss per Common Share

Basic and diluted net loss per share of the Company’s common stock is presented in conformity with SFAS No. 128, Earnings per Share, for all periods presented. For the periods presented, options, warrants and convertible securities were anti-dilutive and excluded from diluted loss per share calculations. Accordingly, basic and diluted net loss per share of common stock has been computed by dividing the net loss applicable to common stockholders in each period by the weighted average number of shares of common stock outstanding during such period.

(h) Research and Development Expenses

The Company charges research and development expenses to operations as incurred. Research and development expenses primarily consist of salaries and related expenses for personnel and consulting services. Other research and development expenses include fees paid to consultants and outside service providers, the costs of materials used in research and development, prototype manufacturing, information technology and facilities costs.

(i) Revenue Recognition

For product revenue, revenues are recognized when persuasive evidence of an arrangement exists in the form of a signed non-cancelable purchase order, the product is shipped, the selling price is fixed and determinable, and collection is reasonably assured.

(j) Reclassifications

Certain reclassifications have been made to the prior financial statements to conform with the 2005 presentation.

(3) NOTE PAYABLE

In May 2005, the Company entered in a note payable agreement with a third-party lender in the amount of $237,000. The note is repayable over a four year term and the Company is obligated to make monthly interest and principal payments of $6,017. Interest accrues at annual rate of 10.39% and the note is secured by certain property and equipment of the Company.

SONTRA MEDICAL CORPORATION

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited)

(4) COMMITMENTS

Operating lease

The Company leases 12,999 square feet of office, laboratory and manufacturing space in Franklin, Massachusetts under a lease expiring March 10, 2008. Minimum rental payments under this operating lease are approximately as follows:

For the years ended December 31,	Amount
2005	$161,000
2006	163,000
2007	171,000
2008	33,000

Total	$528,000

(5) SERIES A CONVERTIBLE PREFERRED STOCK FINANCING

In 2003, the Company completed a $7 million private placement to selected qualified purchasers of units consisting of shares of the Company’s Series a Convertible Preferred Stock and warrants to purchase shares of the Company’s Common Stock (the “Private Placement”). Individual investors, institutions and certain members of the Board of Directors purchased 7,000,000 shares of the Company’s Series A Convertible Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 7,000,000 shares of Common Stock.

Each share of Series A Preferred Stock is initially convertible into one share of Common Stock, subject to adjustment in certain events. The holders of shares of Series A Preferred Stock are entitled to receive annual 8% dividends, payable in cash or shares of Common Stock. The Company has the right to convert the shares of Series A Preferred Stock in the event that the closing price of the Common Stock for twenty consecutive trading days is equal to or greater than $3.00 per share. The warrants issued to the purchasers in the Private Placement are exercisable at a per share price of $1.50 and expire no later than the fifth anniversary of their issuance date. In addition, the Company has the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period.

In connection with the Private Placement, the placement agent received warrants to purchase an aggregate of 800,000 shares of Common Stock. Such placement agent warrants are exercisable at a per share price of $1.20 and expire no later than the fifth anniversary of their issuance date. In addition, the Company has the right to terminate the placement agent warrants, upon thirty days notice, in the event that the closing price of the Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period.

In conjunction with the 8% dividend on the Series A Preferred Stock, the Company accreted dividends of $1,463 and $2,910 for the three and six months ended June 30, 2005, respectively. As of June 30, 2005, there were 73,334 shares of Series A Convertible Preferred Stock outstanding.

(6) COMMON STOCK FINANCING

In December 2004, the Company issued 2,636,000 shares of Common Stock upon the closing of a private placement of stock that raised proceeds of $4,152,695 net of placement fee and other offering costs. In connection with the financing, the Company issued warrants to the investors to purchase 1,054,400 shares of common stock. In addition, the Company issued warrants to the placement agent to purchase 131,800 shares of Common Stock. The warrants have a five-year term and are exercisable at $2.45 per share. The Company has the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $4.90 per share. The warrants shall be exercisable during the thirty-day notice period.

SONTRA MEDICAL CORPORATION

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited)

(7) BAYER LICENSE AGREEMENT

On July 28, 2003, the Company and Bayer Diagnostics Division of Bayer Healthcare LLC (“Bayer”) executed a definitive license agreement pursuant to which the Company granted to Bayer an exclusive worldwide right and license of the Company’s intellectual property rights to make, have made, use, import and sell the continuous non-invasive glucose monitoring system. In consideration of the license and the Company’s delivery of all information, materials and know-how related to the licensed technology in 2003, Bayer agreed to pay the Company no later than January 15, 2004, a one-time, non-refundable license fee of $1.5 million. The Company recorded the $1.5 million license payment as accounts receivable and licensing revenue for the year ended December 31, 2003. In January 2004, the Company collected the $1,500,000 receivable from Bayer.

Pursuant to the terms of the license agreement, the Company and Bayer may enter into one or more additional agreements to continue the joint development of the continuous non-invasive glucose monitoring system. Such agreements may include, among other things, a $3.0 million milestone payment to the Company after the first phase of development of the product, a royalty agreement providing for the payment by Bayer to the Company of royalties based on net sales of the product and a manufacturing and supply agreement providing Sontra with the exclusive manufacturing rights of the SonoPrep device. In the event that Bayer does not complete the development of the product necessary to obtain FDA approval, the license shall convert to a non-exclusive license. Bayer has the right to terminate the agreement at any time. In the event that Bayer terminates the agreement following the payment of the license fee, the license shall cease to be an exclusive license and shall become a co-exclusive license pursuant to which the Company will receive royalties based on net sales of the product.

(8) LITIGATION

Based on the Company’s activities in the public payphone market in Puerto Rico, commencing in August 2002, the Company had been participating in a lawsuit against GTE International Telecommunications, Inc. and Puerto Rico Telephone Company in the United States District Court for the District of Puerto Rico for violations of federal and Commonwealth antitrust laws, among others. The Company’s lawsuit was joined by two other Puerto Rican payphone providers, Pan American Telephone Co., Inc. and In Touch Telecommunications, Inc. The lawsuit alleged that Puerto Rico Telephone Company and its operating company, GTE International Telecommunications, Inc., engaged in a pattern of unlawful exclusionary acts in order to maintain its monopoly position in the market for the provision of payphones to payphone location owners in Puerto Rico. In November 2003, the Company filed a notice of voluntary dismissal without prejudice with the Court, thereby withdrawing from the suit.

In December 2004, the Company entered into an agreement with the Puerto Rican Telephone Company (“PRTC”) regarding alleged rate overcharges by PRTC related to the activity of ChoiceTel prior to the Merger. Pursuant to the agreement, the Company agreed to waive certain legal claims against PRTC in exchange for $250,000. The Company recorded the $250,000 payment as an adjustment to increase the net assets of ChoiceTel as it related to the resolution of a pre-acquisition contingency and consequently the Company recorded a receivable and additional paid in capital of $250,000 in 2004. The Company subsequently received the $250,000 settlement payment during the first quarter of fiscal 2005.

Item 2. Management’s Discussion and Analysis or Plan of Operation

Forward-Looking Statements

The following discussion of the consolidated financial condition and results of operations of the Company should be read in conjunction with the unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this Form 10-QSB. Except for the historical information contained herein, the following discussion, as well as other information in this report, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. We urge you to consider the risks and uncertainties described in “Factors That May Affect Future Results” in this report. We undertake no obligation to update our forward-looking statements to reflect events or circumstances after the date of this report. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

Overview

On June 20, 2002, the Company (previously operating under the name ChoiceTel Communications, Inc.) consummated a merger with Sontra Medical, Inc. (“SMI”), pursuant to which SMI merged with and into a wholly owned subsidiary of the Company (the “Merger”). Subsequent to the consummation of the Merger, the Company changed its name to Sontra Medical Corporation and began operating in SMI’s line of business.

Sontra Medical Corporation is the pioneer of SonoPrep®, a non-invasive ultrasonic skin permeation technology for medical and therapeutic applications. Our proprietary ultrasound mediated skin permeation technology is a non-invasive and painless method of enhancing the flow of fluids and molecules across the protective membrane of the stratum corneum, the outer layer of the skin.

A significant portion of the Company’s research and development expenses includes salaries paid to personnel and outside consultants and service providers, as well as the cost of materials used in research and development, and information technology and facilities costs. The Company expects that its research and development expenses will continue to increase as it works to complete the development of its products, obtain regulatory clearances or approvals, and conduct further research and development.

Selling, general and administrative expenses consist primarily of non-research personnel salaries and related expenses, facilities costs and professional fees. The Company expects selling, general and administrative expenses to increase as it hires additional personnel and builds its infrastructure to support future growth.

Stock-based compensation expense, a non-cash expense, represents the fair value or intrinsic value (the difference between the exercise price and fair value of common stock) of the option on the grant date. Certain stock-based compensation expense is remeasured each period and amortized over the vesting period of the applicable options, which is generally 42 months.

Results of Operations

Comparison of the three and six months ended June 30, 2005 and 2004

Gross Profit

For the three and six months ended June 30, 2005, the Company recorded revenue of $32,000 and $148,000, and gross profit of $16,000 and $52,000, respectively. The Company launched its SonoPrep device for topical lidocaine delivery in the fourth quarter of 2004 and recorded its first sales to distributors and to doctors. For the three months ended June 30, 2004, the Company sold one SonoPrep unit and related disposables to a research laboratory and recorded a sale for $2,500 and gross profit of $1,700. The Company’s manufacturing costs will increase if manufacturing capacity is expanded and the Company will continue to refine its product costing and, accordingly, gross profit on future sales may differ.

Research and Development Expenses

Research and development expenses increased by $376,000, to $1,039,000 for the three months ended June 30, 2005 from $663,000 for the three months ended June 30, 2004. The increase was primarily attributable to an increase in personnel costs of $129,000, stock compensation expense of $83,000, transdermal clinical trial costs of $62,000, and the manufacturing of SonoPrep and glucose monitoring prototypes of $101,000.

Research and development expenses increased by $607,000 to $1,946,000 for the six months ended June 30, 2005 from $1,339,000 for the six months ended June 30, 2004. The increase was primarily attributable to an increase in personnel costs of $294,000, stock compensation expense of $83,000, and the manufacturing of SonoPrep and glucose monitoring prototypes of $187,000.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $219,000 to $785,000 for the quarter ended June 30, 2005 from $566,000 for the quarter ended June 30, 2004. The increase for the three months ended June 30, 2005 was primarily attributable to an increase in selling and marketing personnel costs of $142,000 and topical lidocaine marketing promotional costs of $62,000.

Selling, general and administrative expenses increased by $160,000 to $1,254,000 for the six months ended June 30, 2005 from $1,094,000 for the six months ended June 30, 2004. The increase for the six months ended June 30, 2005 was primarily attributable to an increase in selling and marketing personnel costs of $300,000 and topical lidocaine marketing promotional costs of $164,000, partially offset by decreases in stock compensation expenses of $234,000 and consulting costs of $63,000.

Interest Income and Interest Expense

Interest income was $59,000 for the quarter ended June 30, 2005 compared to interest income of $18,000 for the quarter ended June 30, 2004. Interest income was $107,000 for the six months ended June 30, 2005 compared to interest income of $32,000 for the six months ended June 30, 2004. The increase in interest income for the three and six months ended June 30, 2005 was attributable to the Company having higher average short-term investments and invested cash balances in 2005 compared to 2004.

Interest expense in the quarter ended June 30, 2005 was related to the new note payable.

Liquidity and Capital Resources

The Company has financed its operations since inception primarily through private sales of its common and preferred stock, the issuance of convertible promissory notes, and the cash it received in connection with the Merger. As of June 30, 2005, the Company had $6,833,000 of cash and cash equivalents and short-term investments.

Net cash used in operating activities was $2,902,000 for the six months ended June 30, 2005. The net loss for the six months ended June 30, 2005 was $3,043,000 and included in this loss were non-cash expenses of $85,000 for depreciation and amortization, $259,000 for common stock contributed to the 401(k) plan and a non-cash stock compensation benefit of $23,000. A payment received from a legal settlement provided $250,000 in cash, a decrease in accounts receivable provided $17,000 of cash and an increase in prepaid expenses used $35,000 of cash. Decreases in accounts payable and accrued expenses used $406,000 of cash.

Net cash provided by investing activities was $810,000 for the six months ended June 30, 2005. Purchases of property and equipment used $140,000 and $950,000 was provided by the net proceeds from the sale and purchase of short-term investments.

Net cash provided by financing activities was $359,000 for the six months ended June 30, 2005. The exercise of stock options and warrants provided $148,000 of cash and expenses associated with the prior year issuance of common stock used $16,000. Proceeds from a note payable provided $238,000 and principal payments on the note payable used $10,000.

At June 30, 2005, the Company had outstanding warrants to purchase 6,635,292 shares of common stock at exercise prices ranging from $1.20-$2.45. If all these warrants were exercised for cash the Company would receive cash proceeds of $10,954,000.

The Company expects that the cash and short term investments of $6,833,000 at June 30, 2005 will be sufficient to meet its cash requirements through at least June 2006. The Company will be required to raise a substantial amount of capital in the future before it completes the commercialization of its products and achieves profitability. The Company’s ability to fund its future capital requirements will depend on many factors, including the following:

•	its ability to obtain funding from third parties, including any future collaborative partners;

•	its progress on research and development programs and pre-clinical and clinical trials;

•	the time and costs required to gain regulatory approvals;

•	the costs of manufacturing, marketing and distributing its products, if successfully developed and approved;

•	the costs of filing, prosecuting and enforcing patents, patent applications, patent claims and trademarks;

•	the status of competing products; and

•	the market acceptance and third-party reimbursement of its products, if successfully developed and approved.

Factors That May Affect Future Results

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. Forward-looking statements in this document and those made from time to time by us through our senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning the expected future revenues or earnings or concerning projected plans, performance, or development of products and services, as well as other estimates related to future operations are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements. Factors that could cause actual results to differ materially from results anticipated in forward-looking statements include, but are not limited to, the following:

We have a history of operating losses, and we expect our operating losses to continue for the foreseeable future.

We have generated limited revenue and have had operating losses since our inception. Our historical accumulated deficit was approximately $26,425,000 as of June 30, 2005. It is possible that the Company will never generate sufficient revenue to achieve and sustain profitability. Even if the Company reaches profitability, it may not be able to sustain or increase profitability. We expect our operating losses to continue for the foreseeable future as we continue to expend substantial resources to conduct research and development, feasibility and clinical studies, obtain regulatory approvals for specific use applications of our SonoPrep® technology, identify and secure collaborative partnerships, and manage and execute our obligations in strategic collaborations.

If we fail to raise additional capital, we will be unable to continue our development efforts and operations.

The Company has generated limited revenue since inception, and does not expect to generate sufficient revenue to achieve and sustain profitability in the near future. Our development efforts to date have consumed and will continue to require substantial amounts of capital in connection with our SonoPrep® technology. Our product development programs require substantial capital outlays in order to reach product commercialization. As we enter into more advanced product development of our SonoPrep device and our continuous non-invasive glucose monitoring system, we will need significant funding to pursue our product commercialization plans. Our ability to continue our research, development and testing activities and commercialize our products in development is highly dependent on our ability to obtain additional sources of financing, including by entering into and maintaining collaborative arrangements with third parties who have the resources to fund such activities. Any future equity financing, if available, may result in substantial dilution to existing shareholders, and future debt financing, if available, may include restrictive covenants or may require us to grant a lender a security interest in our assets. To the extent that we attempt to raise additional funds through third party collaborations and/or licensing arrangements, we may be required to relinquish some rights to our technologies or products currently in various stages of development, or grant licenses on terms that are not favorable to the Company. Any failure by the Company to timely procure additional financing or investment adequate to fund the Company’s ongoing operations, including planned product development initiatives, clinical studies and commercialization efforts, will have material adverse consequences on the Company’s business operations and as a result, on our consolidated financial condition, results of operations and cash flows.

Our future success is dependent upon successful collaborations with strategic partners.

Our future success is dependent upon our ability to selectively enter into and maintain collaborative arrangements for research and development, clinical testing and sales and marketing with third parties, such as Bayer Healthcare LLC (“Bayer”). On July 28, 2003, Sontra and Bayer executed a definitive license agreement pursuant to which Sontra granted to

Bayer an exclusive worldwide right and license of Sontra’s intellectual property rights to make, have made, use, import and sell a continuous non-invasive glucose monitoring system. Pursuant to the terms of the license agreement, Sontra and Bayer may also enter into one or more additional agreements to continue the joint development of the continuous non-invasive glucose monitoring system. To date, we have not entered into any additional agreements with Bayer, and we may not be able to enter into any additional development agreements or collaborative arrangements with Bayer or any other strategic partners on acceptable terms, if at all. If we are not able to collaborate with Bayer or additional partners, the business, financial condition and results of operations of the Company could be materially adversely affected.

Even if we were to enter into additional collaborative arrangements with third parties, there can be no assurance that the financial condition or results of operations of the Company will significantly improve. The risks involved with collaborating with strategic partners include, but are not limited to, the following:

•	such collaborative arrangements could terminate upon the expiration of certain notice periods;

•	collaboration partners may insist on and obtain significant interest in our intellectual property rights;

•	funding by collaborative partners may be dependent upon the satisfaction of certain goals or “milestones” by certain specified dates, the realization or satisfaction of which may be outside of our control;

•	collaborative partners may retain a significant degree of discretion regarding the timing of these activities and the amount and quality of financial, personnel and other resources that they devote to these activities;

•	disputes may arise between the Company and any future collaborative partner regarding their respective rights and obligations under the collaborative arrangements, which may be costly; and

•	any future collaborative partner may not be able to satisfy its obligations under its arrangement with the Company or may intentionally or unintentionally breach its obligations under the arrangement.

Most of our products are in early stages of development, and we face risks of failure inherent in developing products based on new technologies.

Most of our products under development have a high risk of failure because they are in the early stages of development. To date, we have tested the feasibility of our SonoPrep® technology for various applications, including glucose monitoring, transdermal drug delivery and certain anesthetic applications. The Company has received 510(k) marketing clearance from the FDA for our SonoPrep® device for the transdermal delivery of 4% topical lidocaine and in electrophysiology applications. However, to develop additional products or additional uses, substantial expenditures will be required, including for feasibility studies, pre-clinical studies and clinical testing. Projected costs for such development are difficult to estimate and they may change frequently.

Our future prospects are dependent on further developing our products and obtaining favorable results from pre-clinical studies and clinical trials and satisfying regulatory standards and approvals required for the market introduction of such products, including our continuous non-invasive glucose monitoring system. There can be no assurance that the Company will not encounter unforeseen problems in the development of the SonoPrep® technology, or that we will be able to successfully address the problems that do arise. In addition, there can be no assurance that any of our potential products will be successfully developed, proven safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third-party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. In addition, our products are based on new technologies and are subject to lengthy sales cycles and may take substantial time and effort to achieve market acceptance. If any of our development programs are not successfully completed, required regulatory approvals or clearances are not obtained, or potential products for which approvals or clearances are obtained are not commercially successful, our business, financial condition and results of operations would be materially adversely affected.

Failure to obtain necessary regulatory clearances or approvals will prevent the Company from commercializing our products under development.

The design, manufacturing, labeling, distribution, marketing, sales and usage of our products will be subject to extensive and rigorous government regulation in the United States and certain other countries. The process of obtaining and maintaining required regulatory clearances and approvals in the United States is lengthy, expensive and uncertain. In order for us to market our potential products in the United States, we must obtain clearance by means of a 510(k) pre-market notification, or approval by means of a pre-market approval (“PMA”) application, or a new drug application (“NDA”), from the United States Food and Drug Administration (“FDA”). In February 2004, we received 510(k) marketing clearance from the FDA for our SonoPrep® device for use in electrophysiology applications. In August 2004, we received 510(k) marketing clearance from the FDA for the SonoPrep device and procedure tray for use with topical lidocaine. We will need to obtain additional marketing clearances or approvals from the FDA in order to market new products and new uses of existing products. In order to obtain marketing approval for our continuous non-invasive glucose monitoring system, we will be required to file a PMA application that demonstrates the safety and effectiveness of the product. If the SonoPrep device is used for the transdermal delivery of a drug for an indication for which the drug has not already been approved, an NDA would be required to be filed and approved by the FDA for such drug before marketing. The PMA and the NDA processes are more rigorous and more comprehensive than the 510(k) clearance process and can take several years from initial filing and require the submission of extensive supporting data and clinical information.

Even if we receive 510(k) clearance or PMA or NDA approval, there can be no assurance that the FDA will not impose strict labeling or other requirements as a condition of our clearance or approval, any of which could limit our ability to market our products under development. Further, if we wish to modify a product after FDA clearance or approval, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals could be required from the FDA. No assurance can be given that such clearances or approvals will be granted by the FDA on a timely basis, or at all. Further, we may be required to submit extensive pre-clinical and clinical data depending on the nature of the changes. Any request by the FDA for additional data or any requirement by the FDA that we conduct additional clinical studies could significantly delay the commercialization of our products and require us to make substantial additional research, development and other expenditures by the Company. Similarly, any labeling or other conditions or restrictions imposed by the FDA on the marketing of our potential products could hinder the Company’s ability to effectively market these products.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of drug products and medical devices. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

We must maintain our regulatory clearances and approvals in order to continue marketing our products.

Regulatory authorities subject a marketed product, its manufacturer and the manufacturing facilities to continual review and periodic inspections. We will be subject to ongoing FDA requirements, including required submissions of safety and other post-market information and reports, registration requirements, Quality Systems regulations, and recordkeeping requirements. The Quality Systems regulations include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Our distributors, depending on their activities, are also subject to certain requirements under the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, and state laws and registration requirements covering the distribution of our products. Regulatory agencies may change existing requirements or adopt new requirements or policies that could affect our regulatory responsibilities or the regulatory responsibilities of our distributors. We may not be able to adapt to these changes or new requirements on a timely basis, or at all.

Later discovery of previously unknown problems with our products, manufacturing processes, or our failure to comply with applicable regulatory requirements may result in enforcement actions by the FDA including, but not limited to: warning letters; patient or physician notification; restrictions on our products or manufacturing processes; product recalls or seizures; refusal to approve pending applications or supplements to approved applications that we submit; suspension or withdrawal of marketing approvals or clearances; and civil and criminal injunctions, fines and penalties.

We may need to obtain further regulatory approval in connection with the usage of 4% topical lidocaine with our SonoPrep Topical Anesthetic System.

In August 2004, we received 510(k) marketing clearance from the FDA to market our SonoPrep device and procedure tray for use with over-the-counter (OTC) 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters. In September 2004, we launched our SonoPrep Topical Anesthetic System, which consists of the SonoPrep device and a topical anesthetic procedure tray for usage with OTC 4% topical lidocaine, and we are marketing the system through independent medical device distributors. However, OTC 4% topical lidocaine has not yet been approved by the FDA for the indications covered by the Company’s 510(k) marketing clearance, namely needle sticks or venipuncture. The FDA may require the Company to submit an NDA seeking approval of OTC 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters.

The Company intends to continue to market the SonoPrep Topical Anesthetic System pursuant to its 510(k) marketing clearance; however if the FDA determines that approval of the NDA is required, the FDA may determine to limit, restrict or delay our ability to market the system, or may rescind our 510(k) marketing clearance. If the FDA determines that an NDA is required and ultimately does not approve the NDA, it is likely that our 510(k) marketing clearance would be rescinded, which would have a material adverse effect on our business and results of operations.

We must continue to meet the listing requirements of Nasdaq or we risk delisting.

Our Common Stock is currently listed for trading on the Nasdaq SmallCap Market. We must continue to satisfy Nasdaq’s continued listing requirements, including the minimum $2.5 million shareholder equity requirement and the $1 minimum per share bid price, or risk delisting which would have an adverse effect on the Company’s business.

If the Company’s Common Stock is delisted from the Nasdaq SmallCap Market, it may trade on the over-the-counter market, which may be a less liquid market. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, shares of Sontra’s Common Stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our Common Stock. In addition, the delisting of the Common Stock from the Nasdaq SmallCap Market would significantly impair our ability to raise capital in the public markets in the future.

A substantial portion of the intellectual property used by the Company is owned by the Massachusetts Institute of Technology.

We have an exclusive worldwide license from the Massachusetts Institute of Technology (MIT) under certain licensed patents to practice our ultrasound-mediated skin permeation technology. These licensed patents, which include eight issued patents in the United States, three issued foreign patents, two pending U.S. patents and three pending foreign patent applications, comprises a substantial portion of our patent portfolio relating to our technology.

While, under the license agreement, we have the right to advise and cooperate with MIT in the prosecution and maintenance of the foregoing patents, we do not control the prosecution of such patents. Instead, the Company relies upon MIT to determine the appropriate strategy for prosecuting these patents. If MIT does not adequately protect our patent rights, our ability to manufacture and market our products, currently in various stages of development, would be adversely affected.

We will need to protect the proprietary information on which our SonoPrep® technology relies.

In addition to the exclusive license from MIT, as of June 30, 2005 we owned four issued patents and six pending patent applications in the United States and two foreign patent and fifteen pending foreign applications. We can provide no assurance that patents will be issued from the patent applications, or, if issued, that they will be issued in a form that will be advantageous to the Company.

There can be no assurance that one or more of the patents owned or licensed by the Company will not be successfully challenged, invalidated or circumvented or that we will otherwise be able to rely on such patents for any reason. If any of our patents or any patents licensed from MIT are successfully challenged or our right or ability to manufacture our products or future products (if successfully developed and commercialized) were to be limited, our ability to manufacture and market these products could be adversely affected, which would have a material adverse effect upon our business, financial condition and results of operations.

In addition to patent protection, we rely on a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect the rights or competitive advantage of the Company. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by our employees. Nondisclosure and confidentiality agreements with third parties may be breached, and there is no assurance that the Company would have adequate remedies for any such breach.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against the Company. There can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that limit our ability to make, use and sell our products either in the United States or in foreign markets. Furthermore, if our intellectual property is not adequately protected, our competitors may be able to use our intellectual property to enhance their products and compete more directly with the Company, which could prevent us from entering our products into the market or result in a decrease in our eventual market share.

We have limited manufacturing experience, which could limit our growth.

To successfully commercialize our SonoPrep skin permeation technology we will have to manufacture or engage others to manufacture the particular device in compliance with regulatory requirements. We have limited manufacturing experience and resources that would enable us to make products in the volumes that would be necessary for us to achieve significant commercial sales, and there can be no assurance that we will be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs, in a timely fashion. There are technical challenges to increasing manufacturing capacity, including equipment design, materials procurement, problems with production yields, quality control and assurance and compliance with environmental regulations. Developing and scaling manufacturing facilities will require the investment of substantial additional funds and is subject to risks and uncertainties, including suitability of facility space, design, installation and maintenance of equipment and increased management responsibility. Difficulties we encounter in manufacturing scale-up, or our failure to implement and subsequently maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production.

We may be subject to litigation or other proceedings relating to our intellectual property rights.

The medical device industry has experienced extensive litigation regarding patents and other intellectual property rights. Third parties could assert infringement or misappropriation claims against us with respect to our products. Any litigation or interference proceedings involving the Company may require us to incur substantial legal and other fees and expenses. Such proceedings would also be time consuming and can be a significant distraction for employees and management, resulting in slower product development and delays in commercialization. In addition, an adverse determination in litigation or interference proceedings could subject the Company to significant liabilities to third parties, require us to obtain licenses from third parties or prevent us from selling our products in certain markets, or at all, which would have a material adverse effect on our reputation, business, financial condition and results of operations.

Our potential markets are highly competitive and most participants are larger, better capitalized, and more experienced than Sontra.

The markets in which our products are and may be marketed and sold are intensely competitive, subject to rapid change and significantly affected by new product introductions. Our continuous non-invasive glucose monitoring system will compete directly with glucose monitoring products from Roche Diagnostics, LifeScan, Inc., a division of Johnson & Johnson, Bayer Corporation, MediSense, a division of Abbott Laboratories, Medtronic, Inc., Dexcom, SpectRx and TheraSense, Inc. The Company’s SonoPrep® device will also compete with numerous companies developing drug delivery products such as Nektar Therapeutics, Alkermes, Inc., Bioject, Inc., PowderJect Pharmaceuticals PLC, Antares Pharma, Inc., Becton Dickinson & Co., Aerogen, Inc., ALZA Corporation, a division of Johnson & Johnson, Norwood Abbey Limited, Vyteris, Iomed and 3M Company. In the topical lidocaine market, Sontra competes with the existing topical lidocaine products manufactured by Astra and others, and also competes with Norwood Abbey, who has received clearance from the FDA to market a laser poration device and Vyteris, who has received FDA approval to market an iontophoretic device.

Most of these companies are already producing and marketing glucose monitoring or drug delivery products, are either publicly traded or a division of a publicly traded company, and enjoy several competitive advantages over the Company. In addition, several of our competitors have products in various stages of development and commercialization similar to our SonoPrep® device and our continuous non-invasive glucose monitoring system. At any time, these companies and others may develop products that compete directly with our proposed product concepts. In addition, many of our competitors have resources allowing them to spend significantly greater funds for the research, development, marketing and sale of new or existing products, thereby allowing them to respond more quickly to new or emerging technologies and changes in customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors. If any of our competitors succeeds in developing a commercially viable product and obtaining government approval, our competitive position may be materially adversely affected.

We operate in an industry with significant product liability risk.

Our business will expose us to potential product liability claims that are inherent in the testing, production, marketing, sale and usage of human diagnostic and ultrasonic transdermal drug delivery products. Claims may be made by patients, healthcare providers or distributors of our products. Although we have product liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations and may not be adequate to protect us against all product liability claims. If we are unable to maintain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business. A product liability claim in excess of our product liability insurance would have to be paid out of our cash reserves, if any, and would harm our reputation in the industry and adversely affect our ability to raise additional capital. In addition, defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which would adversely affect our business and financial condition.

Our stock price has been volatile and may fluctuate in the future.

The trading price of our Common Stock may fluctuate significantly. This price may be influenced by many factors, including:

•	our performance and prospects;

•	the depth and liquidity of the market for our Common Stock;

•	sales by selling shareholders of shares issued and issuable in connection with our private placements in 2003 and 2004;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology and life sciences sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our Common Stock. In addition, fluctuations in our stock price may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction particularly when viewed on a quarterly basis.

Securities we issue to fund our operations could dilute or otherwise adversely affect our shareholders.

We will likely need to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current shareholders will be reduced and the new equity securities may have rights senior to those of the shares of our Common Stock. If we raise funds by issuing debt securities, we may be required to agree to covenants that substantially restrict our ability to operate our business. We may not obtain sufficient financing on terms that are favorable to investors or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

In addition, upon issuance of the shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock and the exercise of outstanding warrants, the percentage ownership of current shareholders will be diluted substantially.

The availability of preferred stock for issuance may adversely affect our shareholders.

Our Articles of Incorporation, as amended, authorize our Board of Directors to fix the rights, preferences and privileges of, and issue up to 10,000,000 shares of, preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of our shareholders. An aggregate of 7,000,000 shares of Series A Preferred Stock were issued in our private placement in 2003, of which 73,334 were issued and outstanding as of June 30, 2005. The issuance of additional preferred stock or rights to purchase preferred stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of additional preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company’s Common Stock or limit the price that investors might be willing to pay for shares of the Company’s Common Stock.

Anti-takeover effects of Minnesota law could discourage, delay or prevent a change in control.

As a publicly traded company, we are prohibited by the Minnesota Business Corporation Act, except under certain specified circumstances, from engaging in any merger, significant sale of stock or assets or business combination with any shareholder or group of shareholders who own at least 10% of our Common Stock.

Item 3. Controls and Procedures

Disclosure Controls and Procedures. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as of the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of the end of the period covered by this report were effective in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

Internal Control Over Financial Reporting. There was no change in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the fiscal quarter to which this report relates that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II: OTHER INFORMATION

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

We did not repurchase any shares of common stock during the second quarter of fiscal 2005.

Item 4. Submission of Matters to a Vote of Security Holders

At our 2005 Annual Meeting of Shareholders (the “Annual Meeting”) on May 24, 2005, the following matters were acted upon by our shareholders:

1.	The election of seven directors for the ensuing year;

2.	The approval of an amendment to our Second Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 40,000,000 to 60,000,000; and

3.	The ratification of the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

The number of shares of Common Stock issued, outstanding and eligible to vote as of the record date of April 1, 2005 was 22,179,904. The results of the voting on each of the matters presented to shareholders at the Annual Meeting are set forth below:

	VOTES FOR	VOTES WITHHELD	VOTES AGAINST	ABSTENTIONS	BROKER NON-VOTES
1. Election of seven directors:
Thomas W. Davison	18,762,305	556,543	NA	NA	NA
Joseph F. Amaral	18,734,005	584,843	NA	NA	NA
Gary S. Kohler	18,733,705	585,143	NA	NA	NA
Robert S. Langer	18,763,705	555,143	NA	NA	NA
Gerard E. Puorro	18,739,605	579,243	NA	NA	NA
Brian F. Sullivan	18,733,205	585,643	NA	NA	NA
Michael R. Wigley	18,757,305	561,543	NA	NA	NA
2. Approval of Charter Amendment	18,231,880	NA	1,068,768	18,200	NA
3. Ratification of Wolf & Company, P.C.	19,125,338	NA	94,910	98,600	NA

Item 5. Other Information

During the quarter ended June 30, 2005, we made no material changes to the procedures by which shareholders may recommend nominees to our Board of Directors, as described in our most recent proxy statement.

Item 6. Exhibits

The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed with or incorporated by reference in this report.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SONTRA MEDICAL CORPORATION

Date: August 9, 2005	By:	/s/ THOMAS W. DAVISON
Thomas W. Davison President and Chief Executive Officer

Date: August 9, 2005	By:	/s/ SEAN F. MORAN
Sean F. Moran Chief Financial Officer

EXHIBIT INDEX

3.1	Articles of Amendment of Second Amended and Restated Articles of Incorporation, dated May 25, 2005 is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated May 24, 2005 (File No. 000-23017).

31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.